[PHOTO]



                               2001 ANNUAL REPORT


                                     BROCKER
                                TECHNOLOGY GROUP

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                                 RESULTS SUMMARY

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[THE FOLLOWING TABLES WERE REPRESENTED AS BAR CHARTS IN THE PRINTED MATERIAL.]


        REVENUE ($000)                             GROSS MARGIN ($000)

1998                    50,110               1998                     9,099
1999                    70,811               1999                    14,401
1999                   133,303               1999                    17,691
2000                   135,654               2000                    16,719
2001                    99,402               2001                    15,866

Delivered Revenue of $99.4m                  Gross   Margin   decreased  to
                                             $15.9m


         EBITDA ($000)                               EARNINGS ($000)

1998                     1,901               1998                       838
1999                     2,588               1999                       797
1999                     3,297               1999                       515
2000                     2,473               2000                      (429)
2001                    (9,553)              2001                   (19,309)

Earnings before interest, tax,               Produced a Net Loss of $19.3m
depreciation  and amortization
decreased to loss of $9.6m


      TOTAL ASSETS ($000)                    EARNINGS PER COMMON SHARE ($)

1998                    19,926               1998                       0.6
1999                    32,500               1999                       0.6
1999                    50,743               1999                       0.3
2000                    61,529               2000                     (0.04)
2001                    49,662               2001                     (1.06)

Total Assets reduced to $49.7m


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CONTENTS

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      LETTER TO SHAREHOLDERS                            2 - 4

      THE BUSINESS OPPORTUNITY                          5 - 7

      MANAGEMENT REPORT                                 8 - 16

      AUDITORS REPORT                                       17

      FINANCIAL STATEMENTS                             18 - 56

      BOARD OF DIRECTORS                                    57

      CORPORATE INFORMATION                                 58


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                                    [PHOTOS]

ANNUAL REPORT


            [PHOTO]                                     [PHOTO]

       /s/ Casey O'Byrne                          /s/ Richard Justice
       -----------------                          -------------------
         Casey O'Byrne                             Richard Justice
           Chairman                            Chief Executive Officer


                                       1
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LETTER TO SHAREHOLDERS

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When a business  goes through a period of  unprecedented  change one test of its resilience is how rapidly it can respond and embark upon a new direction of growth.

In 2001 Brocker Technology Group Limited ("Brocker") faced a series of formidable challenges that were manifested in difficult and unforeseen financial conditions. This required Brocker to make fundamental changes to its business, and also refocus the company's outlook in order to achieve viable future growth.

Brocker is confident, having made difficult decisions, that the company now has the means and ongoing opportunities to achieve sustained growth through delivery of a global range of services.

The well-documented downturn in technology stocks certainly affected Brocker's financial performance during the year in review. However, despite the poor prevailing market conditions, most of the company's disappointing operating profit was the result of other unexpected factors that could not have been planned for.

            "BROCKER'S REORGANISATION HAS NOW BUILT A SOLID PLATFORM,
                BASED UPON THE PROFITABLE PARTS OF THE BUSINESS"

Combined with tightening market conditions, Brocker reappraised its overall strategic direction. After much deliberation the Board was satisfied that refining its focus combined with substantial restructuring was required to return Brocker to operating profitability in the immediate term.

One consequence of the change was acknowledging that the projected cost of delivering Brocker's B2B communications suite to the North American and European markets was no longer feasible in the financial climate at that time.

Furthermore, an increasing number of companies with similar solutions led Brocker to adopt a more prudent strategy targeting economic sectors where we enjoy a distinct competitive advantage. Naturally, we turned to New Zealand and Australia where Brocker has a significant market share.

Brocker anticipates expanding its business solutions and services into other geographies in the longer term.


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Brocker 's revised strategy has:

o Discontinued the distribution of computer products, which was beset by falling margins,

o Discontinued R&D development projects, where return from further investment was uncertain,

o    Sold or closed other unprofitable parts of the business,

o    Reduced staff from 550 to 390 saving CDN$6.8 million per year.

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The  restructuring  has created a new,  leaner  Brocker.  However,  this was not without significant cost with $4 million in goodwill, deferred development costs and investments written off to reflect these changes.


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                                       2
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                                    [PHOTOS]

LETTER TO SHAREHOLDERS

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More  recently,   post-fiscal  year  end  date,   Brocker  has  closed  Sealcorp
Telecommunications Group (STG). STG was a profitable mobile phone distribution business, acting as a distributor for Telecom New Zealand. However, in the last 12 months, STG's profitability was being eroded by changing market conditions and the inflexible terms of its Telecom contract. When Telecom declined Brocker's offer of a new agreement that benefited both parties, Brocker decided to withdraw from the contract.

The adjustments and write-downs reflecting the discontinued operations of Sealcorp, together with the write-offs of goodwill and deferred development expenses, have resulted in a net loss of $19.3 million for the 2001 fiscal year. While this result is extremely disappointing, the Board has deliberately adopted a conservative approach in writing-down or writing-off the carrying value of non-performing assets and investments. Brocker's non-core and non-performing parts have been either sold or closed. As a result the company's overhead structure and costs have been significantly reduced in line with the scale of its refocused operations.

Brocker's listing on NASDAQ on August 21, 2000 was a major achievement for the company. It required enormous effort from a dedicated team and has enhanced Brocker's presence in the United States' equity marketplace.

During fiscal year 2001 Brocker completed several important acquisitions that have been critical to the company's successful transformation. In August 2000 Brocker acquired Generic Technology Limited (operating as Datec Group), a profitable, leading information technology company in the South Pacific. Datec brings significant added value to Brocker with its 12 separate companies and 300 staff. Importantly, Datec owns exciting intellectual property that meets the needs of the utilities sector, and is now an important contributor to Brocker's revenue and profitability.

            "AS A RESULT THE COMPANY'S OVERHEAD STRUCTURE AND COSTS
             HAVE BEEN SIGNIFICANTLY REDUCED IN LINE WITH THE SCALE
                         OF ITS REFOCUSED OPERATIONS."

In September 2000 Brocker acquired Certus Project Consulting Limited ("Certus"), an information technology and telecommunication management consulting company. Certus specialises in assisting clients match business strategies with the latest technologies - particularly e-business. The acquisition of Certus has enhanced Brockers professional service capability and operations with strategic services provided at large enterprise level. Consequently, Certus has already been asked to bid for several multi-million dollar consulting opportunities.

The assets of an innovative New Zealand telecommunications company, Comunica, were acquired in September 2000, forming the new Brocker Online Telecommunications division (known as Online). Senior Comunica executives and staff joined Brocker as part of the acquisition.


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                                       3
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                                    [PHOTOS]

LETTER TO SHAREHOLDERS

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Online specialises in the creative development of  telecommunications  solutions to deliver advanced applications to meet business and residential requirements. The company is a strategic reseller for Telecom New Zealand, with agreements to supply its customers with fixed-line toll services, cellular phone solutions and Internet connectivity. Online specialises in working with associations and closed-user groups, to provide unique and creative revenue-generation and market differentiation initiatives. The opportunities for Online are tremendously exciting, as its intellectual property, in the form of billing and other technology platforms, has global application.

There were several changes to the Board of Directors in 2001. We welcomed New Jersey State Senator Robert W. Singer and Datec's James Ah Koy to the Board and bid farewell to Julia Clarkson. On behalf of the board I would like to thank Julia for her service to Brocker. Completing the changes, Michael Ridgway was appointed to the position of Vice-Chairman. Michael stepped aside from day-to-day operational activities, relinquishing the role of CEO. I commenced as Brocker CEO from that point, having previously been the head of the company's New Zealand operation. We thank Michael for his many years of drive, dedication and energy as the head of Brocker and look forward to his continuing involvement in his new capacity. Grant Hope, formerly Brocker's financial controller, became CFO.

I would also like to thank the rest of the Board for their commitment to leading Brocker through some difficult times by finding lasting solutions that will revitalise and gear the company for growth as we look to 2002.

Although the operating performance for 2001 is disappointing, Brocker's reorganisation has now built a solid platform, based upon the profitable parts of the business. The Board and I are confident that these initiatives will quickly unlock the inherent value in Brocker.

I wish to specifically acknowledge the efforts of staff. We are indebted to their tenacity and resilience in contributing to the turnaround process and I thank everyone for their input throughout what has been a very challenging year.

We are excited by the opportunities before the company and confident that our streamlined, focused structure is now properly tuned to exploit them. We forecast strong operating profitability for Financial Year 2002 - a direct consequence of our restructuring and focus on our profitable business divisions.


/s/  Richard Justice
-----------------------                                [PHOTO]
Chief Executive Officer


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                                       4
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                                    [PHOTOS]

THE BUSINESS OPPORTUNITY

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             "BROCKER ARE SPECIALISTS IN DEVELOPING AND IMPLEMENTING
               EFFECTIVE E-BUSINESS STRATEGIES FOR A WIDE RANGE OF
                    COMPANIES, INCLUDING LARGE ENTERPRISES."

Successful businesses rely on the effective communication of information. This is what Brocker does best and is the company's main business focus.

Beginning as a distributor of IT products, Brocker has evolved into a communications innovator, developing and acquiring expertise and intellectual property with global application.

Brocker's broad range of products and services spans:

o    telecommunications,

o    e-commerce and

o    information management.

To support these operations, Brocker is structured into three divisions:

o    Online Telecommunications,

o    Certus Consulting and

o    Datec.

Brocker are specialists in developing and implementing effective e-business strategies for a wide range of companies, including large enterprises. We also work with utility companies and others to improve their management and communication of information and we develop innovative bundles of telecommunication services for large user groups. As well, Brocker has proven capability in the design and management of IT systems, across the South Pacific.

ONLINE TELECOMMUNICATIONS

Brocker  Online   Telecommunications   (Online)   offers  a  complete  range  of
telecommunication services, for the business or personal user. Initially operating only in New Zealand and Australia, Online plans to expand into other geographies.

Online specialises in the creative development of telecommunications solutions to deliver advanced applications to meet business and residential requirements.

Online supplies its customers with fixed-line toll services, cellular phone solutions and Internet connectivity.

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Online currently provides products and services in the following categories:

o    Non-code and coded tolls, including:

     o    National long distance

     o    International long distance

     o    Calls to mobiles

o    Account-linked phone cards

o    IVR services

o    0800 services

o    Cellular phones and services

o    Internet connectivity - through an ISP (in planning stage)

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                                       5
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                                    [PHOTOS]

THE BUSINESS OPPORTUNITY

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CERTUS CONSULTING

Companies that get their Internet strategy right can speed up innovation, reduce costs and get better connected with customers. Yet it's all too easy to spend a fortune putting the wrong parts of a business online in the wrong way. Certus Consulting ("Certus") shows its clients the best way forward.

With offices in Sydney, Auckland and Wellington, Certus offers fully integrated programme and project management services including:

o    Business innovation,

o    Technology research,

o    Enterprise architecture,

o    Business consulting,

o    Project management, and,

o    Implementation services.

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Certus operates across a broad range of business applications including:

o    e-Business

o    Complex systems integration

o    Enterprise resource planning

o    Electronic relationship management

o    Supply chain integration

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In addition to technology capabilities, the company has a wealth of experience in the following industries:

o    Telecommunications,

o    Banking and finance,

o    Energy and utilities,

o    Retailing,

o    Media,

o    Manufacturing, distribution and defense.

Certus also utilises the latest collaborative technologies to significantly enhance effectiveness and facilitate creative and complex teamwork. This meets the needs of the most enlightened companies which are moving from hierarchical planning to a peer-to-peer structure for their work teams, focusing on facilitating teamwork and managing deliverables.

We use Inovie Software's Enterprise Team Portal, Team Center(R) to provide a web-based platform for managing and collaborating on project work. Using the Team Center(R) portal, project members build teams, create projects and work together interactively, communicating, collaborating and coordinating activities from anywhere, in real time.

DATEC GROUP

The Datec Group ("Datec") is a leading information technology company in the South Pacific with offices in Australia, and the South Pacific including Fiji, Papua New Guinea, Vanuatu and the Solomon Islands.

Datec distributes and supports a range of IT and technology solutions for small-to-medium businesses. The company also provides an extensive range of information management solutions to large enterprise and government organisations, ranging from facilities management, through network design and implementation, to software development.

Datec's solutions are based on strong relationships with market-leading vendors such as IBM, Oracle, Compaq, Cisco, Lucent and Microsoft.


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                                       6
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                                    [PHOTOS]

THE BUSINESS OPPORTUNITY

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----------------------------------------------

Datec's business has four profit centres:

1. Vendor services,
2. Professional services,
3. Telecommunications and
4. Online services.

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Vendor  Services  supplies,  installs  and supports  small-to-medium  enterprise solutions. These typically include small networking solutions, combining the products of key vendors and Datec's professional services expertise.

The  Professional  Services group installs and supports large,  mission-critical
systems  for  key  customers,   including  banks,   government  departments  and
telecommunications companies.

The telecommunications unit provides integrated voice and data services, and is establishing itself as a distributor of cellular phones, leveraging Brocker's previous experience in the New Zealand marketplace.

Online Services is a new business unit focused on providing Application Hosting services. It also includes Datec's Facilities Management operation, which runs the Westpac Banking Corporation's data centers in nine Pacific Island countries, under an outsourcing agreement with IBM Global Services.

In addition, a subsidiary, Kepra Software, develops state-of-the-art IT business solutions and services for utility industries. Kepra's strategy is to use computer and communication technologies in a way that enables clients to effectively compete in a deregulated utilities environment.


                                 "REORGANISATION

                                 HAS NOW BUILT A

                                 SOLID PLATFORM,

                                 BASED UPON THE

                                PROFITABLE PARTS

                                OF THE BUSINESS."


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                                       7
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                                    [PHOTOS]

MANAGEMENT REPORT

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RESULTS OF OPERATIONS

REVENUES. PLEASE NOTE THAT ALL AMOUNTS ARE IN CANADIAN DOLLARS.

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2001  $           Change         2000  $           Change        1999  $
99,402,234        (26.7%)        135,654,179       1.8%          133,302,640
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Brocker's  revenues were  approximately  $99.4 million for the fiscal year ended
March 31, 2001, ("Fiscal 2001"), representing a decrease of 26.7% over the revenues of approximately $135.7 million for the comparable period in 2000. The Company's Vendor Services business division accounted for approximately 76% of the total revenues during Fiscal 2001 and 93% during the fiscal year ended March 31, 2000, ("Fiscal 2000").

During Fiscal 2001 Professional Services accounted for approximately $19.5 million or 19.6% of revenue, an increase from $5.5 million or 4.1% of revenue in Fiscal 2000.

The decrease in revenues for Fiscal 2001 primarily reflected the net effect of the following:

1. In February 2001 the discovery of accounting irregularities in Sealcorp resulted in management requesting the appointment of receivers to this entity. As a consequence revenues (and gross margin) from this operation have been excluded. This has resulted in a reduction of revenue, of $49.5 million compared with Fiscal 2000.

2. Revenues of $17.9 million have been generated by Generic Technology Limited ("Generic") acquired in October 2000.

     During the periods under discussion, the revenues from the Company's other business divisions were approximately as follows:

     (i) Application Development ($3.4 million for Fiscal 2001 and $1.4 million for Fiscal 2000); and

     (ii) Application Hosting ($1.0 million for Fiscal 2001 and $2.7 million for Fiscal 2000).


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                                       8
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MANAGEMENT REPORT

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GROSS MARGIN

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2001  $           Change         2000  $          Change         1999  $
15,866,173        (5.1%)         16,719,411       (5.5%)         17,691,092
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On an overall basis,  in Fiscal 2001 the Company's  gross margin as a percentage of revenues was at 16.0% compared to 12.3% for Fiscal 2000.

The gross margin as a percentage of revenues of each business division changed as discussed below:

1. The gross margin of the Vendor Services business division decreased to 7.9% of revenues for Fiscal from 9.2% for Fiscal 2000. This decrease primarily reflected the continued increase in competition and the resultant decline in margin associated with the sale of computer-based products.

2. There was a significant increase in the gross margin generated by Professional Services. The gross margin of the Professional Services business division increased to 47.2% for Fiscal 2001 from 41.5% for Fiscal 2000.

     This improvement contributed to the overall improvement the Group's gross margin reflecting the growth in Professional Services revenues (an increase of $14.0 million) as a percentage of total revenues. This revenue growth is directly attributed to the acquisitions of Datec and Certus during Fiscal 2001.

3. The gross margin of the Application Development business division decreased to 36.2% for Fiscal 2001 from 51.1% for Fiscal 2000. The majority of margin generated in Fiscal 2001 has resulted from the Application Development business of Generic. This margin is less than that previously generated by the division, but from a lower revenue base.

4. The gross margin of the Application Hosting business division decreased to 31.5% for Fiscal 2001 from 62.8% for Fiscal 2000, reflecting higher sales costs Brocker Online, established during Fiscal 2001. Brocker Online accounted for 30% of total Application Hosting revenues.


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                                       9
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MANAGEMENT REPORT

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OPERATING EXPENSES

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                2001  $         Change    2000  $        Change      1999  $
Depreciation     6,736,726      278.0%     1,782,483     (11.4%)      2,010,703
Net Interest     1,717,410      53.0%      1,122,586     (20.3%)      1,409,187
Salaries        11,635,080      30.7%      8,904,799      40.3%       6,348,910
Other           15,181,869      156.1%     5,926,969     (15.8%)      7,043,157
Total           35,271,085      98.9%     17,736,837       5.5%      16,811,957
%Revenue        35.5%                     13.1%                      12.6%
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     The operating expenses increased to $35.3 million, or 35.5% of revenues, in
     Fiscal 2001, from $17.7 million, or 13.1% of revenues, in Fiscal 2000.

     Below is additional information concerning certain components of the operating expenses:

1.   Depreciation and Amortisation. These expenses increased to $6.7 million, or
     6.7 % of revenues, in Fiscal 2001 from $1.8 million, or 1.3% of revenues, in Fiscal 2000. This increase is primarily attributable to certain one-off adjustments made in the current year including the amortisation of $1.8m of development costs previously deferred and $1.8m of goodwill relating to entities acquired in prior years that management no longer assess as justifying the carrying of goodwill. An additional $1.3 million of goodwill arising from the acquisition of Certus during Fiscal 2001 was written-off. Depreciation also increased due to the addition of $0.7 million of depreciation expense from the consolidation of Generic, the write down of capital assets for fair value, and redundancy reasons of $0.6 million.

2. Net interest expense. The Company's net interest expense increased to $1.7 million in Fiscal 2001 from $1.1 million in Fiscal 2000. This increase was primarily attributable to:

     (i)  the consolidation of interest charges relating to Generic,

     (ii) the overall increase in borrowings employed by the Vendor Services business division to support higher inventory levels during Fiscal 2001.

3. Salaries and Commissions. These expenses increased to $11.6 million, or 11.7% of revenues in Fiscal 2000, from $8.9 million, or 6.5% of revenues, in the 1999 period. This increase was principally attributable to growth in headcount throughout the organization due to acquisition of Generic and Certus as well as additional hiring to support organic growth, product development and associated administration. Hiring and retaining skilled staff for Professional Services required paying premium salaries above what the Company normally paid to match market rates.


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                                    [PHOTOS]

MANAGEMENT REPORT

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4.   Other Operating  Expenses.  These expenses were $15.2 million,  or 15.3% of revenues, in Fiscal 2001 and $5.9 million, or 4.3% of revenues, in Fiscal 2000. Other operating expenses include significant one-off expenditures, impacting Fiscal 2001 including

     (i) the inclusion of $2.7 million of expenses of Generic subsequent to its acquisition in October 2000,

     (ii) the $4.2 million write-off of the investment in Sealcorp following the appointment of receivers,

     (iii) a $0.8 impairment provision in relation to the Company's investment in HTL.

OPERATING (LOSS)/INCOME

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2001  $          Change           2000  $         Change            1999  $
(19,404,912)     (1,807.3%)       (1,017,426)     (215,7%)          879,135
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The operating  loss of $19.4 million in Fiscal 2001 compared with a loss of $1.0 million in Fiscal 2000, primarily reflected the significant increase in operating expenses as a percentage of revenues detailed above.

EQUITY ACCOUNTED LOSSES OF ASSOCIATED COMPANY

These losses amounted to $27,290 in Fiscal 2001 and $83,180 in Fiscal 2000. This represents the Company's share of Highway Technology Group Limited (HTL) losses, a company in which Brocker has a 20% equity interest.

As at March 31, 2001, management has assessed the recoverability of the funding loan to HTL. This loan is ultimately dependent on the future revenue stream of the software technology under development and the revenue stream from consultancy services. As a result management have concluded a full impairment provision is required as at March 31, 2001.

OTHER INCOME

Other income is principally represented by interest income earned by Sealcorp. An agreement with this company's major customer allows for interest to be charged on inventories held in excess of defined time periods.

MINORITY INTEREST

Datec, has interest in a number of operating subsidiaries. The majority of these subsidiaries are wholly-owned. In addition Datec holds a 50% interest in Datec
(PNG) Limited, Datec (QLD) Pty Limited, Enertec Australia Limited and a 67% interest in Datec (Vanuatu) Limited. In accordance with generally accepted accounting principles these investments are consolidated and are adjusted for minority interests.


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                                       11
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MANAGEMENT REPORT

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TAXATION EXPENSE

The tax expenses reflect taxation payable on profits generated from Generic and the tax effect of reversing tax assets created in prior years relating to the existing business. Due to generally accepted taxation certainty rules these assets have been written off in Fiscal 2001.

LIQUIDITY AND CAPITAL RESOURCES

TOTAL EQUITY

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2001  $         Change          2000  $         Change          1999  $
8,780,910       (58.5%)         21,141,166      217.0%          6,669,369
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RECENT FINANCING TRANSACTIONS

Shareholders equity has been adversely impacted by the significant operating loss. However, this reduction has been partially offset by the increase in the number and value of shares ($7.0 million) that are to be issued in relation to the Generic and Certus acquisitions.

The only major financial transaction that took place during Fiscal 2001 was the conversion of $16.0 million of warrants, issued in the prior year, into common shares. This transaction had no financial impact on shareholders equity other than the reclassification of warrants to common shares. All funds related to this transaction were accounted for in Fiscal 2000.

The following information concerns certain financing transactions that the Company completed in Fiscal 2000:

1. In July 1999, Brocker sold, in a private placement, 1,000,000 units at a price per unit of either $1.25 (280,000 Units) or $1.00 (720,000 Units). Each unit was comprised of:

     (i)  a common share; and

     (ii) a warrant to purchase an additional common share at a price of $1.25 per share. Brocker received gross proceeds of approximately $1.1 million from this transaction.

2. In December 1999, Brocker sold the First Special Warrants at a price per special warrant of $2.70. Each of these First Special Warrants may be exchanged, without additional consideration, for one


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                                       12
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                                    [PHOTOS]

MANAGEMENT REPORT

--------------------------------------------------------------------------------


     common share plus a half warrant; two half warrants will entitle the holder to purchase one additional common share at a price of $3.15 per common share. The Company received gross proceeds of approximately $4.9 million from this transaction. In connection with this transaction, Brocker issued agents' options to purchase 486,000 common shares at an exercise price of $3.15 per share.

3. In January 2000, Brocker sold Second Special Warrants at a price of $6.25 per special warrant. Each of these warrants may be exchanged, without additional consideration, for 1.1 common shares. The Company received gross proceeds of approximately $11.3 million from this transaction. In connection with this transaction, Brocker issued the Agent's Special Option and Undertakings. These are exercisable into options to purchase an aggregate of 228,400 common shares at an exercise price of $6.25 per common share.

     The aggregate net proceeds from the financing transactions described above amounted to approximately $15.8 million.

FUNDING OF OPERATIONS

CASH FLOWS FROM

--------------------------------------------------------------------------------
                        2001  $              2000  $              1999  $
Operations              (3,085,718)          (5,482,452)          2,981,643
Investing               (5,899,847)          (1,432,315)          (5,463,290)
Financing               (210,895)            15,603,467           2,224,125
Net cash flows          (9,196,460)          8,688,700            (257,522)
--------------------------------------------------------------------------------

In Fiscal 2001, as with Fiscal 2000, the revenue generated from operations was not sufficient to completely fund the cash outlays associated with the business. More specifically, cash from operating activities in Fiscal 2001 was approximately negative $3.1 million, compared with approximately negative $5.5 million in Fiscal 2000. Cash from investing activities was approximately negative $5.9 million (including the negative cash flow impact of acquiring the cash overdraft of Datec) compared to approximately negative $1.4 million in Fiscal 2000. The Company principally funded its Fiscal 2000 cash shortfall from the cash reserves existing at March 2000 arising from significant financing transactions, described above, completed during Fiscal 2000.

Brocker had a net-cash overdraft position of $0.9 million at the end of Fiscal 2001. The Company plans to seek additional financing in order to grow the business specifically in order to expand the


--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

MANAGEMENT REPORT

--------------------------------------------------------------------------------


telecommunication services provided by Brocker Online Services Limited. There is, however, no assurance that any additional financing will be forthcoming or, if available, will be on terms that are satisfactory to the Company.

ACCOUNTS RECEIVABLE FINANCING FACILITY

----------------------------------------------------------------------------------------
                        2001  $        Change      2000  $        Change      1999  $
Accounts receivable     12,767,298     (33.0%)     19,068,160     (16.8%)     22,909,294
Funding facility        4,153,223      (44.6%)     7,502,880      133.5%      3,213,122
----------------------------------------------------------------------------------------

In July 1999, Brocker obtained a financing facility from The National Bank of New Zealand ("NBNZ") allowing Brocker to borrow, on a revolving basis, up to 80% of the value of the Corporation's eligible accounts receivable. The maximum amount of principal and unpaid interest that could be outstanding under this facility at any time was NZ$20 million (equivalent to approximately CDN$13.0 million based on the exchange rate as at March 31, 2001). Outstanding loans under this facility bear interest at a floating rate of interest equal to 0.5% above the 90 day bank rate. As at 16 August 2001 the 90 day bank rate was 5.9%.

Subsequent to March 31, 2001 with the Company's decision to withdraw from its distribution business the facility with the NBNZ was no longer required. All funds due on the facility have since been repaid.

CERTAIN BALANCE SHEET CHANGES

Set forth below is information concerning certain changes in the Fiscal 2001 balance sheet relative to the Fiscal 2000 balance sheet.

WORKING CAPITAL

--------------------------------------------------------------------------------
                      2001  $       Change    2000  $       Change    1999  $
Current Assets        32,250,227    (38.0%)   51,990,125    55.9%     41,459,203
Current Liabilities   36,354,180    (5.4%)    38,429,631    61.9%     41,733,548
Working capital       (4,103,953)             13,560,494              (274,345)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

MANAGEMENT REPORT

--------------------------------------------------------------------------------


The significant reduction in working capital of $16.9 million during Fiscal 2001 is primarily attributable to:

     (i)  negative cash flow from operations $3.1 million;

     (ii) an increase in accrued liabilities of $6.3 million comprising of:

          (a)  Generic acquisition commitments $1.5 million,

          (b) the costs in relation to the receivership of Sealcorp of $2.6 million, and

          (c) the acquisition of Generic which introduced negative working capital of $2.0 million due to the funding of this business by way of short-term bank overdrafts.

DEFERRED DEVELOPMENT COSTS

--------------------------------------------------------------------------------
2001  $        Change         2000  $        Change         1999  $
NIL            (100%)         1,593,621      27.3%          1,252,368
--------------------------------------------------------------------------------

Brocker management has reviewed the status of the projects to which deferred development costs related and as a result, decided to fully amortise all previously deferred development costs into the current period.

GOODWILL

--------------------------------------------------------------------------------
2001  $        Change         2000  $        Change         1999  $
6,661,085      269.2%         1,803,957      (21.0%)        2,284,578
--------------------------------------------------------------------------------

Management has reviewed the carrying value of goodwill in relation to the decision to withdraw from its distribution business. As a result goodwill relating to non-continuing businesses has been amortised in the current financial year. The remaining goodwill value relates principally to the acquisition of Datec

INVESTMENT IN ASSOCIATE COMPANIES

--------------------------------------------------------------------------------
2001  $        Change         2000  $        Change         1999  $
NIL            (100%)         833,000        37.8%          604,433
--------------------------------------------------------------------------------

Regarding the recoverability of the funding loan to HTL management has assessed that this is ultimately dependent on the future revenue stream from the software technology under development, and from consultancy services. Accordingly, management consider a full impairment provision is required as at March 31, 2001.


--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

MANAGEMENT REPORT

--------------------------------------------------------------------------------


CAPITAL ASSETS

--------------------------------------------------------------------------------
2001  $        Change         2000  $        Change         1999  $
10,750,308     102.5%         5,307,852      (4.4%)         5,551,068
--------------------------------------------------------------------------------

The increase in the carrying value of capital assets is principally related to the acquisition of Generic. Buildings and computer equipment with a book value of $6.9 million were acquired. Management have also completed a review of the carrying value of assets, subsequent to the decision to withdraw from the distribution business, which depreciated assets by a further $0.6 million.

LONG-TERM DEBT

--------------------------------------------------------------------------------
2001  $        Change         2000  $        Change         1999  $
4,526,530      141.8%         1,872,229      (18.0%)        2,284,578
--------------------------------------------------------------------------------

Long-term debt has increased as a result of the acquisition of Generic, and subsequent debt financing undertaken by its subsidiaries primarily to fund the construction of commercial premises. The long-term debt on acquisition amounted to $0.9 million and has increased to $2.7 million as at March 31, 2001. Term debt in relation to the purchase of the Company's Auckland premises in 1999 was reduced $0.4 million during the same period.

                     "A REFINEMENT OF FOCUS AND SUBSTANTIAL
                      RESTRUCTURING WAS REQUIRED, TO RETURN
                     BROCKER TO OPERATING PROFITABILITY IN
                              THE IMMEDIATE TERM."


--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

--------------------------------------------------------------------------------


                              FINANCIAL STATEMENTS

                               FOR THE YEAR ENDED

                             MARCH 31 2001 AND 2000


--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

AUDITORS' REPORT

--------------------------------------------------------------------------------


AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Brocker Technology Group Ltd as at March 31, 2001 and the consolidated statements of earnings, retained earnings, movements in foreign currency translation reserve and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2001 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at March 31, 2000 and for the year then ended, prior to adjustment for change due to restatement of discontinued operations as described in note 18, were audited by another firm of chartered accountants who expressed an opinion without reservation on those financial statements in their report dated July 27, 2000. We have audited the restatements and in our opinion, such restatements, in all material respects, are appropriate and have been properly applied.


Chartered Accounts


/s/  Deloitte Touche Tohmatsu


Auckland, New Zealand
August 27, 2001


--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                    Note            2001          2000
                                                                       $             $
                                                    ----------------------------------
ASSETS
CURRENT ASSETS
Cash                                                           2,612,073     8,637,357
Accounts receivable                                           12,767,298    19,068,160
Other receivables                                    11        2,070,164     2,266,494
Inventories                                                   13,706,060    20,293,533
Prepaid expenses and deposits                                    527,448       154,708
Income taxes recoverable                                              --       791,212
Future tax assets                                    10          567,184       778,661
                                                             -----------   -----------

                                                              32,250,227    51,990,125

Deferred Development Costs                            5               --     1,593,621

Capital Assets                                        4       10,750,308     5,307,852

Investment in Associated Company                      6               --       833,000

GOODWILL (Net of accumulated amortisation                      6,661,085     1,803,957
of $4,623,819 ($1,312,810: 2000))                            -----------   -----------


                                                             $49,661,620   $61,528,555
                                                             ===========   ===========

LIABILITIES

CURRENT LIABILITIES
Bank Overdraft                                                 3,505,150            --
Accounts payable                                              15,022,049    26,467,639
Accrued liabilities                                           11,345,516     3,824,673
Taxation Payable                                     10        1,354,760       430,910
Financing facility                                  8 (b)      4,153,223     7,502,880
Current portion of long-term debt                   8 (a)        973,482       203,531
                                                             -----------   -----------

                                                              36,354,180    38,429,633

LONG - TERM DEBT                                    8 (A)      4,526,530     1,872,229

FUTURE TAX LIABILITY                                 10               --        85,077

                                                              40,880,710    40,386,939
                                                             -----------   -----------

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                         Note                  2001           2000
                                                                  $              $
                                         -----------------------------------------
EQUITY

MINORITY INTEREST                                         1,710,125             --

SHAREHOLDERS' EQUITY
Common shares                             9 (b)(i)       23,922,368      7,428,680
Warrants Issued                           9 (b)(iii)             --     16,110,000
Shares to be issued                       9 (b)(iv)       7,331,267        359,441
Less:  Share issue costs                                 (2,268,988)    (2,136,051)
                                                       ------------    -----------
Total Share Capital                           9          28,984,647     21,762,070
Foreign Currency Translation Reserve                     (3,729,548)    (1,745,415)
Retained Earnings/(Deficit)                             (18,184,314)     1,124,961
                                                       ------------    -----------

                                                          7,070,785     21,141,616

TOTAL EQUITY
                                                          8,780,910     21,141,616

COMMITMENTS                                  16
CONTINGENCIES                                17
SUBSEQUENT EVENTS                            19


                                                       $ 49,661,620    $61,528,555
                                                       ============    ===========


Signed on behalf of the Board

RICHARD JUSTICE                             ANDREW CHAMBERLAIN

/s/ Richard Justice                         /s/ Andrew Chamberlain
--------------------------                  --------------------------
Director                                           Director

Date:  August 27, 2001
See the accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                           Note                 2001            2000
                                                                                   $               $
                                                          ------------------------------------------
REVENUE
Sales                                                                     99,402,234     135,654,179

COST OF GOODS SOLD                                                        83,536,061     118,934,768
                                                                          ----------       ---------

GROSS MARGIN                                                              15,866,173      16,719,411
                                                                          ----------       ---------

OPERATING EXPENSES
Depreciation and amortisation                                              6,736,726       1,782,483
Net interest expense                                       8 (a)           1,717,410       1,122,586
Salaries and commissions                                                  11,635,080       8,904,799
Other operating expenses                                    20            15,181,869       5,926,969
                                                                          ----------       ---------

Total operating expenses                                                  35,271,086      17,736,837
                                                                          ----------       ---------

OPERATING (LOSS)/INCOME                                                  (19,404,912)     (1,017,426)

Other Income                                                20             1,558,631         668,754
Equity accounted losses of associated company                6               (27,290)        (83,180)
                                                                          ----------       ---------

(LOSS)/INCOME BEFORE INCOME TAX PROVISION                                (17,873,571)       (431,852)


Income Tax Provision                                        10             1,301,940        (2,824)
                                                                          ----------       ---------

NET (LOSS)/ EARNINGS AFTER TAX,
BEFORE MINORITY INTEREST                                                 (19,175,511)       (429,028)

Minority Interest in Net Earnings After Taxation                             133,764              --

NET (LOSS)/EARNINGS FOR THE YEAR
AFTER TAX AND MINORITY INTEREST                                          (19,309,275)       (429,028)
                                                                         ===========        ========


EARNINGS PER COMMON SHARE                                  9 (d)        $      (1.06)     $    (0.04)
                                                                         ===========        ========


DETAILS OF DISCONTINUED OPERATIONS, NOTE 18

See the accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                      2001          2000
                                                         $             $
                                               -------------------------

Retained Earnings, Beginning of the year         1,124,961     1,706,732

Net (Loss)/Earnings for the year               (19,309,275)     (429,028)

Preferred dividends paid                                --      (152,743)
                                               -----------     ---------

Retained Earnings/(Deficit), End of the year   (18,184,314)    1,124,961
                                               ===========     =========


Withholding taxes payable on repatriation of earnings are not provided until it is planned to repatriate any of those earnings.


================================================================================

================================================================================


                                                                    2001          2000
                                                                       $             $
                                                              -------------------------
Beginning of the year                                         (1,745,415)     (799,084)

Difference arising on the translation of foreign operations   (1,984,133)     (946,331)
                                                              ----------      --------

End of the year                                               (3,729,548)   (1,745,415)
                                                              ==========    ==========


See the accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                    Note           2001            2000
                                                                      $               $
                                                   ------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Receipts from customers                                     105,783,743     138,510,831
Payments to suppliers and employees                        (108,831,126)   (142,616,495)
Net interest paid                                               (38,335)     (1,122,586)
Taxation refunded / (paid)                                           --        (254,202)
                                                           ------------    ------------

Cash flows from operating activities                 14      (3,085,718)     (5,482,452)


CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale of investments and capital assets             --          44,750
Purchase of capital assets                                     (766,947)     (1,086,880)
Investment in associated company                                (69,492)       (356,354)
Purchase of subsidiaries                                     (1,838,094)        (33,831)
Cash overdraft introduced on acquisition of
   Generic Technology Limited                                (3,225,314)             --
                                                           ------------    ------------

Cash flows from investing activities                         (5,899,847)     (1,432,315)


CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from shares and warrants issued                        185,000      15,738,616
Proceeds from share options exercised                            17,700         261,600
Proceeds from mortgage finance raised                                --              --
Repayment of mortgage finance                                  (413,595)       (244,006)
Payment of dividend on preferred shares                              --        (152,743)
                                                           ------------    ------------

Cash flows from financing activities                           (210,895)     15,603,467
                                                           ------------    ------------

NET INCREASE / (DECREASE) IN CASH EQUIVALENTS                (9,196,460)      8,688,700

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                                 Note                  2001                     2000
                                                                                          $                        $
                                                                 ---------------------------------------------------

CASH / (OVERDRAFT) AT BEGINNING OF THE YEAR                                       8,637,357                  (55,433)

Translation of cash equivalents to reporting currency                              (333,974)                   4,090
                                                                                -----------              -----------

(OVERDRAFT) / CASH AT END OF THE YEAR                                           $  (893,077)             $ 8,637,357
                                                                                ===========              ===========



(OVERDRAFT) / CASH COMPRISED OF:
Cash                                                                              2,612,073                8,637,357
Bank Overdraft                                                                   (3,505,150)                      --
                                                                                -----------              -----------

                                                                                   (893,077)               8,637,357
                                                                                ===========              ===========

See the accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

     A) GENERAL

     Brocker was incorporated under the Business Corporation Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994.

     On February 28, 1998 the Company transferred its listing to the Toronto Stock Exchange.

     On August 21, 2000 the Company also listed on the NASDAQ National Market.

     These financial statements have been prepared in accordance with the generally accepted accounting principles of Canada.

     B) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  SIGNIFICANT ACCOUNTING POLICIES

     A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of the Company and all of its subsidiary companies since the dates of their acquisition.

          SUBSIDIARY                                     PERCENTAGE HELD

          Brocker Technology Group (NZ) Limited                   100%
          Brocker Online Services Limited                         100%
          Sealcorp Computer Products Limited                      100%
          Sealcorp Telecommunications Group Limited               100%
          Certus Consulting Limited                               100%
          Easy PC Computer Rentals Limited                        100%
          Industrial Communications Service Limited               100%
          Powercall Technologies Limited                          100%
          Generic Technology Limited                              100%
          Datec (Fiji) Limited                                    100%
          Kepra Software Limited                                   52%
          Datec (Australia) Limited                               100%

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


          Datec (Vanuatu) Limited                                  66%
          Pacific Software Limited                                100%
          Datec (PNG) Limited                                      50%
          Datec (Queensland) Limited                               50%
          Enertec (Australia) Pty Limited                          50%


          NON-OPERATING SUBSIDIARY                       PERCENTAGE HELD

          Brocker Investments (Australia) Pty Limited             100%
          Sealcorp Australia Pty Limited (in receivership)        100%
          Brocker Financial Limited                               100%
          Image Craft Australia Pty Limited                       100%
          Datec (PNG) Investments                                  50%
          Pritech Corporation Limited                             100%
          Pritech Australia Pty Limited                           100%
          1 World Systems Limited                                 100%
          Tech Support Limited                                    100%

          NON-OPERATING SUBSIDIARY                       PERCENTAGE HELD

          Enertec Technology (PNG) Limited                        100%
          Datec (Solomons) Limited                                 48%
          Telecom Pacific Limited                                 100%
          Network Services Limited                                100%

     During  1998  Brocker  took  a  20%   founding   shareholding   in  Highway
     Technologies Limited. This investment has been recorded using the equity method.

     As at March 31, 2000 the operations of Image Craft Limited, Northmark Technologies Limited and Photo Magic Limited were amalgamated with Brocker Technology Group (NZ) Limited.

     B) GOODWILL

     The excess of cost over the fair value of identifiable net assets of subsidiaries acquired is recorded as goodwill and is amortised on a straight-line basis over its estimated useful life, considered to be three to ten years. On an ongoing basis, management reviews the valuation and amortisation of goodwill taking into consideration any events and circumstances which might have impaired the fair value.

     Where an acquisition price is contingent on a future event or events, no additional goodwill is recognised until the final acquisition price can be reasonably determined.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     C) FOREIGN CURRENCY

     Foreign currency transactions are recorded at the exchange rates in effect at the date of settlement. Monetary assets and liabilities arising from trading are translated at closing rates. Gains and losses due to currency fluctuations on these items are included in the statement of earnings.

     The financial statements of foreign operations are translated to Canadian dollars using weighted average exchange rates for the year for items included in the statement of earnings, year-end rates for assets and liabilities included in the balance sheet, and historical rates for equity transactions. The cumulative translation adjustment represents the deferred foreign exchange gain or loss on the translation of the financial statements.

     The following rates were used in the preparation of the financial statements:

     New Zealand dollar            Average rate              Rate as at March 31
     2001                          0.6571                    0.6396
     2000                          0.7565                    0.7238

     Australian dollar             Average rate              Rate as at March 31
     2001                          0.8358                    0.7734
     2000                          0.9436                    0.8903

     Fiji dollar                   Average rate              Rate as at March 31
     2001                          0.6859                    0.6569
     2000                          --                        --

     Papua New Guinea kina         Average rate              Rate as at March 31
     2001                          0.5090                    0.4759
     2000                          --                        --


     D) INVENTORIES

     Inventories principally comprise finished goods and are carried at the lower of cost and net realisable value. Cost is determined on a weighted average or first-in-first out basis.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     E) CAPITAL ASSETS

     Capital assets are recorded at cost. Depreciation is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following rates:

     Land                                                       0%
     Buildings                                                  2%
     Office equipment                                           20%
     Vehicles                                                   20% and 26%
     Furniture and fixtures                                     20%
     Computer hardware                                          20% to 30%
     Computer software                                          30% to 40%
     Plant and Equipment                                        20% to 26%
     Leasehold improvements                                     25% to 100%
     Computer hardware held for rental                          33% to 50%

     F) REVENUE RECOGNITION

     The Company earns substantially all of its revenue from the sale and delivery of products and services to its customers. Revenue is recorded when the products are shipped, or services rendered to customers.

     G) RESEARCH AND DEVELOPMENT EXPENDITURE

     Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortisation. Deferred development costs are amortised over the expected life of the developed product, currently a maximum of three years.

     H) FUTURE INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognised in income in the period that substantive enactment or enactment occurs.

     Withholding taxes payable on repatriation of earnings are not provided until it is planned to repatriate any of those earnings.

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FINANCIAL STATEMENTS

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2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     I) CHANGE IN ACCOUNTING POLICY

     In December 1997, the Canadian Institute of Chartered Accountants issued Handbook Section 3465, Income Taxes. The standard required a change from the deferred method of accounting for income taxed under Handbook Section 3470, Corporate Income Taxes, to the asset and liability method of accounting for income taxes.

     The Company has adopted Section 3465 retroactively with a minor reclassification of the 1999 balance sheet comparative figures. The adoption of Section 3465 has had no impact on the earnings for the year ended March 31, 2001, or March 31, 2000.

     J) EARNINGS PER SHARE

     Earnings per share have been calculated based on the weighted average number of common shares outstanding. The fully diluted earnings per share have been calculated based on the assumption that all options would have been exercised.

     In both cases, common shares to be issued, or held in escrow, in respect of the settlement of earn-out consideration in relation to acquisitions are only taken into account in the calculation of earnings per share once the number of shares can be reasonably determined.

     K) STOCK OPTIONS

     The Company has a stock option plan. When stock options are issued, the value of the options is not determined or recorded. Any consideration received on the exercise of stock options is credited to share capital.

     L) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and balances with banks, and investments in money market instruments. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

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FINANCIAL STATEMENTS

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3.  ACQUISITIONS


     2001 ACQUISITIONS

     GENERIC TECHNOLOGY GROUP

     As at October 1, 2000 Brocker completed and signed a formal agreement to acquire the Generic Technology Group, the parent company of the Datec Group of companies ("Datec"). Datec is a leading developer and marketer of information technology, and a major telecommunications and network management consulting firm.

     As consideration the company will issue 1,393,770 common shares (market price of these shares on the date they became eligible for issue was $3.99) plus a cash payments totalling $5,973,300.

     As at March 31, 2001 an amount of $1,493,325 had been paid. The second payment of $1,493,325 has been accrued, and the two final payments of $1,493,325 are payable on June 30, 2002 and 2003. The final two payments are subject to earnout targets being achieved. The 1,393,770 shares have been categorised as 'to be issued'. An additional 350,000 shares are to be issued to senior management of Datec, upon completion. The issue of these shares is currently subject of negotiation.

          The acquisition has been accounted for using the purchase method. Net assets acquired and consideration paid are as follows: $

          Current assets                                   15,920,872
          Non current assets                                6,865,705
          Current Liabilities                             (17,900,078)
          Non-current liabilities                            (866,604)
          Less Minority interests                          (1,805,634)
                                                          ------------
          Goodwill                                          6,597,969
          Consideration paid to date and accrued            8,812,230

          Cash payments made                                1,493,325
          Cash payments accrued                             1,493,325
          Shares to be issued (at $3.99)                    5,561,142
                                                          ------------
          Acquisition costs                                   264,438
          Consideration paid to date and accrued            8,812,230

     Refer  to  note  16  for   outstanding   commitments  in  relation  to  the
     acquisition.

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FINANCIAL STATEMENTS

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3.  ACQUISITIONS (CONTINUED)

     CERTUS CONSULTING LIMITED

     As at August 31, 2000 the company  purchased  the assets of Certus  Project
     Consulting   Limited   (Certus)   for   a   consideration   of   $1,563,500
     (NZD$2,500,000).

     Certus  is  involved  in  the  provision  of  information   technology  and
     telecommunications   management  consulting,  and  was  purchased  for  the
     consideration of 223,357 shares issued at $7.00.

     COMMUNICA LIMITED

     As at August 31, 2000 the company purchased the assets of Communica Limited for $215,865 ($337,500 NZD). Communica Limited, now operating as Brocker Online Services Limited, provides toll and cellular services to customers.


     2000 ACQUISITIONS

     On August 1, 1999 Brocker Technology Group (NZ) Limited acquired Tech Support Limited for a total cash consideration of $33,831 (NZ$45,000). Tech Support Limited offers technical support and advice to a wide range of customers in Auckland, New Zealand.

     No additional amounts are payable in respect to this acquisition. The purchase price may, however, be reduced in the event certain warranties made by the vendors do not eventuate.

     The acquisition has been accounted for using the purchase method. Net assets acquired and consideration paid are as follows:


                                                                 2000
                                                                    $

Net current assets                                             37,470
Capital assets                                                  9,555
Net current liabilities                                      (22,822)
Goodwill attributed, now written off.                           9,628
                                                             --------
Consideration paid                                             33,831

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FINANCIAL STATEMENTS

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4. CAPITAL ASSETS                                                $   2001
                                      ------------------------------------------
                                            Cost     Accumulated        Net Book
                                                    Depreciation           Value

          Land (Note 8a)                 498,888              --         498,888

          Buildings (Note 8a)          7,180,773         187,462       6,993,312

          Office equipment
          - leased                         8,006           1,857           6,148
          - non-leased                   522,595         358,658         163,937

          Vehicles
          - leased                       963,502         428,205         535,297
          - non-leased                   336,842         219,841         117,001

          Furniture and fixtures
          - leased                       235,839          98,394         137,445
          - non-leased                   521,493         337,176         184,316

          Computer hardware
          -leased                             --              --              --
          -non-leased                  1,545,477         937,453         608,023
          -held for rental               426,865         339,313          87,552

          Computer software
          - leased                       120,479         120,479              --
          - non-leased                   216,969         151,185          65,784

          Plant and Equipment
          - leased                     1,728,337         756,719         971,618
          - non-leased                   682,640         345,207         337,433

          Leasehold improvements          52,030           8,476          43,554
                                      ------------------------------------------

                                      15,040,735       4,290,425      10,750,308
                                      ==========================================

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FINANCIAL STATEMENTS

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4. CAPITAL ASSETS (CONTINUED)                         $   2001

                                      ------------------------------------------
                                           Cost      Accumulated     Net Book
                                                    Depreciation        Value

          Land (Note 8a)                564,564             --        564,564

          Buildings (Note 8a)         2,559,064        110,494      2,448,570

          Office equipment
          - leased                        1,918            782          1,136
          - non-leased                  448,460        258,070        190,390

          Vehicles
          - non-leased                   99,096         59,655         39,441

          Furniture and fixtures
          - non-leased                  424,424        223,068        201,356

          Computer hardware
          - leased                       34,163         21,010         13,153
          - non-leased                1,666,874        962,961        703,913
          - held for rental           1,220,305        850,910        369,395

          Computer software             774,687        172,898        601,789

          Plant and Equipment           290,917        183,381        107,536

          Leasehold improvements        103,493         36,884         66,609
                                     ----------------------------------------

                                      8,187,965      2,880,113      5,307,852
                                     ========================================

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FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


5. DEFERRED DEVELOPMENT COSTS

                                                                            2001          2000
                                                                      ------------------------
                                                                               $             $
          Development costs deferred as at March 31                    1,593,621     1,252,368

          Development costs deferred during the year ended March 31      263,608       841,771
                                                                      ----------     ---------
                                                                       1,857,229     2,094,139

          Amortised as at March 31                                    (1,857,229)     (500,518)
                                                                      ----------     ---------

          Development costs deferred as at March 31                           --     1,593,621
                                                                      ==========     =========


     Development costs deferred principally related to the development of software applications.

     Management has reviewed the status of the projects to which deferred development costs related and also considered generally accepted accounting policies. As a result, management have decided to fully amortise all previously deferred development costs into the current period.

6. INVESTMENTS

     INVESTMENT IN ASSOCIATED COMPANY

     During 1998 Brocker Technology Group (NZ) Limited took a 20% founding shareholding in HTL. This company has developed new technology capable of providing transport and highway management, operation and funding solutions. The Board of HTL has identified other sources of revenue in order to reduce the amount owing to Brocker. These sources include the provision of financial and technical consulting services to parties external to the Group.

     In addition to the investment, Brocker Technology Group (NZ) Limited has entered an agreement to loan HLT funds during the company's establishment phase up to a maximum of $1,085,700. Interest is payable on these funds at 30% per annum. As at March 31, 2001 amounts advanced to HTL amounted to $1,038,553 ($1,001,270: 2000). No interest has been recorded on the loan for the current year (nil, 2000).

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FINANCIAL STATEMENTS

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6. INVESTMENTS (CONTINUED)

CARRYING VALUE OF INVESTMENT
                                                  2001          2000
                                                     $             $

          Initial cost of investment            87,366        87,366
          Amounts owing from associate       1,038,553     1,001,270
          Equity accounted losses to date     (282,926)     (255,636)
          Provision for impaired loan         (842,993)           --
                                             ---------     ---------

                                                    --       833,000
                                             =========     =========

     Management has assessed the recoverability of the funding loan to HTL, which is ultimately dependent on the future revenue stream of the software technology under development and the revenue stream from consultancy services, and consider a full impairment provision is required as at March 31, 2001.


7. RENTAL FINANCE LIABILITY

     Easy PC  Computer  Rentals  Limited,  (Easy  PC) a  subsidiary  of  Brocker
     Technology Group (NZ) Limited, acts as an intermediary between an independent finance company, which arranges finance for the purchase of equipment, and its customers.

     During March 1999 Easy PC renegotiated its Rental Recourse Dealer Deed, with the independent finance company, to ensure that all significant risk of recourse from the individual finance agreements was transferred to the independent finance company. Due to the renegotiation the Group risk of recourse as at March 31, 2001 is limited to $85,368 ($109,364: 2000).

     During 2001 arrangements were agreed with the independent finance company to ensure all subsequent agreements had no recourse.

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FINANCIAL STATEMENTS

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8. INDEBTEDNESS

                                                                                                    2001             2000
                                                                                                       $                $
         A)      LONG TERM DEBT                                                               ---------------------------
          Mortgage finance liability, payable in New Zealand                                   4,694,868        1,975,527
          Dollars and Fiji Dollars, with a current interest rates of 7.29% -
          7.66%, collateralised by land and buildings situated at 17 Kahika Road,
          Beachaven, Auckland and properties in Gordon Street, Goodenough Street and Ackland Street, Suva, Fiji payable over 10 Years

          Less:  Current portion                                                                (599,864)        (171,561)
                                                                                             -----------      -----------

                                                                                               4,095,004        1,803,966

          Capital  lease  obligations  payable in New  Zealand  dollars and Fiji
          Dollars, with interest rates ranging from 6.6% to 14.5% per annum,
          collateralised by related assets, payable over 1 to 3 years                            760,263           49,567

          Less:  Current portion                                                                (373,618)         (31,970)
                                                                                             -----------      -----------

          Capital lease obligations payable over 1 year                                          386,645           17,597

          Unsecured Term Liability, repayable in NZ$                                              44,881           50,666
                                                                                             -----------      -----------

                                                                                             $ 4,526,530      $ 1,872,229
                                                                                             ===========      ===========

          The total interest expense for the year in relation to long-term debt was $368,379 ($158,104: 2000)

          Capital lease obligations are repayable as follows:

                                                                                    2001         373,618           31,970

                                                                                    2002         254,302           17,597

                                                                                    2003         132,343               --
                                                                                             -----------      -----------

                                                                                             $   760,263      $    49,567
                                                                                             ===========      ===========

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FINANCIAL STATEMENTS

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8. INDEBTEDNESS (CONTINUED)

Mortgage finance liabilities are repayable as follows:


                                              2001           2000
                                                 $              $
                                         ------------------------
     In less than 1 year                   599,864        171,561
     1 to 2 years                          679,516        185,174
     2 to 3 years                          770,596        199,867
     3 to 4 years                          874,831        215,726
     4 to 5 year                           851,376        232,844
     5 years and over                      918,685        970,355

                                         4,694,868      1,975,527
                                        ==========     ==========


     B) Financing facility

                                              2001           2000
                                                 $              $

                                        $4,153,223     $7,502,880
                                        -------------------------

     During the year ended March 31, 2000 Sealcorp Computer Products Limited, Sealcorp Telecommunications Group Limited and Sealcorp Australia Pty Limited (all subsidiaries of the company) have successfully renegotiated their financing arrangements. A NZ$20 million financing facility, secured by a registered first debenture on the assets and undertakings of these companies, replaced the previous facility of similar terms, which was terminated during the period. The current interest rate on this facility is 7.3%. Subsequent to March 31, 2001 this facility has been terminated with all funds repaid.


     C) RENTAL FINANCE LIABILITY

     Easy PC, a Brocker subsidiary, uses an intermediary finance company which arranges finance for the purchase of equipment for its customers.

     On May 7 2001, Easy PC invoked a clause in its Rental Recourse Dealer deed capping its recourse to 9% of amounts due in respect of outstanding customer lease liabilities. The amount paid was $58,843.

     All existing and subsequent agreements with the independent finance company have no recourse.

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FINANCIAL STATEMENTS

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9.  SHARE CAPITAL

     A) AUTHORISED

      Unlimited number of common shares                                       --                   --
      Unlimited number of Preferred Shares                                    --                   --
      10,000,000 Series A Preferred Shares                                    --                   --
      6 1/2% cumulative                                                       --                   --

     ISSUED AND OUTSTANDING                                                 2001                 2000
                                                                               $                    $
                                                                    ---------------------------------

     Common shares                               9 (b) (i)            23,922,368            7,428,680
     Warrants Issued                             9 (b) (iii)                  --           16,110,000
     Shares to be issued                         9 (b) (iv)            7,331,267              359,441
     Less:  Share issue costs                                         (2,268,988)          (2,136,051)
                                                                     -----------          -----------

                                                                     $28,984,647          $21,762,070
                                                                     ===========          ===========

     As at March 31, 2001 1,015,421 shares were being held in escrow pursuant to Escrow Agreements which provide for the release of such shares on a performance basis. In the prior year 963,602 shares were held in escrow.

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

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FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

9.  SHARE CAPITAL (CONTINUED)

     B) SHARE TRANSACTIONS

     (I) COMMON SHARES                                              2001                              2000

                                                           Shares           Amount           Shares            Amount
                                                                             $                                   $
                                                       --------------------------------------------------------------
     Shares outstanding  - as at March 31              15,258,804        9,012,555       12,125,854         4,937,365

     Issue of shares for acquisition of 1World
     Systems Ltd (formerly Microchannel Ltd)                   --               --           46,337            81,090

     Issue of shares for acquisition of Powercall
     Technologies Limited (Note b)(I)(ii))                155,241          254,595               --                --

     Conversion of Preference shares                           --               --        1,884,613         2,450,000

     Exercise of share warrants (Note b)(iii))          3,928,000       16,295,000               --                --

     Exercise of stock options                             15,000           17,700          177,000           261,600

     Shares issued pursuant to July, 2000
     private placement                                         --               --        1,000,000         1,070,000

     Other shares issued                                       --               --           25,000           212,500
                                                       --------------------------------------------------------------

     Shares issued -as at March 31                     19,357,045       25,579,850       15,258,804         9,012,555
     Acquisition shares held in escrow
     (Note(b)(I)(i), (ii) and (iii))                   (1,015,421)      (1,657,482)        (963,602)       (1,583,875)
                                                       --------------------------------------------------------------

     Shares outstanding - as at March 31               18,341,624       23,922,368       14,295,202         7,428,680

     Shares issueable in relation to
     Warrants (Note 9(b)(iii))                                 --               --        3,780,000        16,110,000

     Shares and warrants outstanding                   --------------------------------------------------------------
     as at March 31                                    18,341,624       23,922,368       18,075,202      $ 23,538,680
                                                       ==============================================================


     (i) During 1998 share script was issued in respect of the acquisition of Industrial Communications Service Limited. These shares (760,500) are currently held in escrow and will only be released as earn-out provisions are achieved. As at March 31, 2001 no earn-out amounts have been achieved.

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

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9. SHARE CAPITAL (CONTINUED)

     B) SHARE TRANSACTIONS (CONTINUED)

     (ii) During 1999 shares were issued, at $1.75, in relation to the acquisition of Powercall Technologies Limited in respect to earn-out targets that were achieved.

          During 2001, 155,241 shares were issued at $1.64 escrow in respect of earn-out targets achieved ($254,595).

          As at March 31, 2001 82,895 shares were being held in escrow, with 103,422 released during the year.

    (iii) During 1999 additional shares were issued, at $1.75 in relation to the acquisition of Easy PC in respect to earn-out targets that were achieved.

          As at March 31, 2000 16,785 of these shares were being held in escrow.

     (iv) During 2000, 46,337 shares were issued at $1.75 in relation to the acquisition of 1World Systems Limited

     (ii) PREFERRED SHARES                                        2001                          2000

                                                          Shares        Amount        Shares           Amount
     Series A shares outstanding as at March 31             --            --         2,450,000        2,450,000

     Converted to Common Shares                             --            --        (2,450,000)      (2,450,000)
                                                          ------------------------------------------------------

     Series A shares outstanding as at March 31             --            --                --               --
                                                          =====================================================


     In 1995 the Company acquired Brocker Investment (NZ) Limited and a liability was established in the accounts for the purchase consideration. In 1996 the liability was satisfied by the issue of Series A preferred shares.

     During 2000, 2,450,000 shares were converted to common shares.

     During 2000 a dividend was paid at 6.5% of preferred shares outstanding as at September 30, 1999. No dividend was paid during the current financial year.


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

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FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


9. SHARE CAPITAL (CONTINUED)

     (III) WARRANTS                                     $     2001                            $     2000
                                               ------------------------------------------------------------------
     Warrants outstanding at March 31            Number          Amount              Number               Amount
     First special warrants                           --             --            1,800,000            4,860,000
     Half warrants                               900,000             --                   --                   --
     Second special warrants                          --             --            1,800,000           11,250,000
     Other warrants                              852,000             --            1,000,000                   --
     Agents warrants                             486,000             --              486,000                   --
     Agents options                              228,400             --              228,400                   --
                                               ------------------------------------------------------------------

                                               2,466,400             --            5,314,400           16,110,000
                                               ==================================================================

     The first private placement occurred on December 15, 1999 and consisted of the issuance of 1,800,000 Special Warrants (the "First Special Warrants") at a price of $2.70 per First Special Warrant. This entitled the holder thereof to acquire one common share and one half warrant, at no additional cost, at any time until 4:00 p.m. (Edmonton time) (the "First Expiry Time") on the earlier of:

     (i) five days after the date the Company receives a receipt from the Alberta Securities Commission for the filing of a prospectus; and

     (ii) December 15, 2000.

     Two half warrants entitle the holder thereof to purchase one additional common share at a price of $3.15 per common share on or before June 15, 2001. As at March 31,2001 these half warrants have not been exercised. The company has subsequent to year-end, extended the expiry dates of thesewarrants by one year.

     Other warrants were created as part of the private placement that was undertaken in June 1999. These warrants entitle the holder thereof to acquire 1,000,000 common shares, at the cost of $1.25 per common share, and expire on January 16, 2002. As at March 31, 2001 852,000 of these warrants were outstanding.

     In addition to the fee paid in connection with the offering of the First Special Warrants, the Company also granted Agents Warrants to acquire 486,000 common shares at a price of $3.15 per share on or before June 15, 2001. The company has subsequent to year-end extended the expiry date of these warrants by one year. As at March 31, 2001 none of these warrants have been exercised.

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9. SHARE CAPITAL (CONTINUED)

     (III) WARRANTS (CONTINUED)

     In addition to the Agent's and Sub-Agents' fee, the Company has also granted the Agent an option. This entitles the Agent to acquire a further option exercisable to acquire in the aggregate 200,000 common shares of the Company at a price of $6.25 per common share until January 21, 2002, and granted to the Sub-Agents an option to acquire an aggregate of 28,400 common shares at a price of $6.25 per share until January 21, 2002.

     As at March 31, 2000 no Agents Warrants or Options had been exercised.

     On April 11, 2001 the company by special resolution agreed to grant 300,000 warrants to Kaufmann Bros. L.P under an agreement originally entered into in October 2000 to provide capital planning and financial services to the group. The warrants were issued in three parcels of 100,00 shares with exercise prices of USD$2, $3, $4 per share.

     (IV) SHARES TO BE ISSUED (2001: $7,331,267, 2000: $359,441)

     At March 31, 2001 there were 1,393,573 shares due to be issued in relation to the acquisition of Generic. The market value of these shares was $3.99 as at October 13, 2000 being the date the acquisition was agreed.

     Also as at March 2001, there were 223,357 shares due to be issued in relation to the acquisition of Certus. These shares have been valued at $7.00, being the price guaranteed pursuant to the terms of the acquisition of Certus.

     Furthermore as at March 31, 2001 and 2000 there were 17,652 shares due to be issued in relation to the earn-out of 1World Systems Limited. These shares have been valued at $11.75, being the market value of these shares as at March 31, 2000 being the date the conditions for their issue were met.

     As at March 31, 2000 there were 103,422 shares due to be issued in relation to the earn-out of Powercall Technologies Limited. These shares have been valued at $1.47 being the market value of these shares as at June 30, 1999 being the date the conditions for their issue were met. These shares have now been issued.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


9. SHARE CAPITAL (CONTINUED)

         C) UNEXERCISED OPTIONS                                   $  2001                            $   2000
                                                       -------------------------------------------------------------
                                                          Number           Amount            Number           Amount
     Options outstanding as at March 31                 1,318,000           4.11             889,000           1.56
     Granted                                              695,000           7.55             696,000           6.36
     Exercised                                            (15,000)          1.18            (177,000)          1.48
     Forfeited                                                 --             --             (90,000)          1.46
                                                       ------------------------------------------------------------

     Options outstanding as at March 31                 1,998,000           5.33           1,318,000           4.11
                                                       ============================================================


     As at March 31, 2001 all outstanding options are able to be exercised.

     Options held by the Directors of the Company (750,000: 2000) are as follows:

     ---------------------------------------------------------------------------
     Number of options              Exercise price $            Expiry date
     ---------------------------------------------------------------------------
           145,000                     1.18                     01/12/01
     ---------------------------------------------------------------------------
            57,000                     1.31                     01/12/01
     ---------------------------------------------------------------------------
            30,000                     1.90                     11/20/02
     ---------------------------------------------------------------------------
            50,000                     1.50                     11/30/03
     ---------------------------------------------------------------------------
           118,000                     1.41                     07/02/04
     ---------------------------------------------------------------------------
            50,000                     7.40                     03/31/05
     ---------------------------------------------------------------------------
           200,000                    11.25                     02/29/05
     ---------------------------------------------------------------------------
           100,000                    11.25                     02/29/05
     ---------------------------------------------------------------------------
            50,000                    11.25                     02/29/05
     ---------------------------------------------------------------------------
            50,000                     8.45                     08/21/05
     ---------------------------------------------------------------------------
           850,000                     6.20
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

9. SHARE CAPITAL (CONTINUED)

     Options are held by employees of the Group as follows (568,000: 2000):

     ----------------------------------------------------
     Number of options   Exercise price    $  Expiry date
     ----------------------------------------------------
            228,000           1.41             07/02/04
     ----------------------------------------------------
            300,000           1.90             11/20/02
     ----------------------------------------------------
             25,000           1.18             12/01/02
     ----------------------------------------------------
             50,000           8.45             08/21/05
     ----------------------------------------------------
            545,000           7.40             03/31/05
     ----------------------------------------------------
          1,148,000           4.68
     ----------------------------------------------------

     There are no criteria that need to be met before the options can be exercised by the holder. Options are forfeited in the event the holder ceases to be a Director or employee of the Company or one of its subsidiaries.

     As part of the groups restructuring plan 15 employees who had stock options were made redundant. As a consequence their share options were forfeited. Forfeited shares subsequent to March 31, 2001 are as follows

     ----------------------------------------------------
     Number of options   Exercise price    $  Expiry date
     ----------------------------------------------------
           270,000            7.40             03/31/05
     ----------------------------------------------------
           178,000            1.41             07/02/04
     ----------------------------------------------------
            90,000            1.90             11/20/02
     ----------------------------------------------------
            50,000            1.50             11/30/03
     ----------------------------------------------------
           588,000
     ----------------------------------------------------


     D) LOSS PER COMMON SHARE

     Loss per share has been calculated on the basis of the weighted average number of common shares outstanding for the year. No dividends were paid on preferred shares during 2001, however, net income was adjusted for dividends paid on preferred shares during 2000 of $152,743.

                                                                    2001                       2000
     ------------------------------------------------------------------------------------------------
     Weighted average number of shares                           18,285,584                13,756,593
     Net (loss)/income attributable to shareholders                      --                        --
     after deduction of preference dividends                    (19,309,275)                 (581,771)
     Basic (loss)/earnings per share                                 ($1.06)                   ($0.04)
     ------------------------------------------------------------------------------------------------

     The calculation and effect of fully diluted earnings per share of the exerise of outstanding options and warrants is anti-dilutive for the current and previous financial year.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

10. INCOME TAX

     Income tax expense attributable to income from earnings was $1,301,940 and ($2,824) for the years ended March 31, 2001 and 2000, respectively. This differed from the amounts computed by applying the Canadian income tax rate of 44.6% to pretax income from continuing operations as a result of the following:

                                                                                                   2001            2000

                                                                                                      $               $
                                                                                             --------------------------
     Expected income tax expense calculated at the Statutory
     Rate on Earnings before Taxation Income tax expense                                     (8,611,937)       (192,606)

     Amortisation of goodwill                                                                 1,476,710         123,311

     Write-back of prior year tax assets                                                      1,569,873              --
     Tax losses not recognised by virtue of
     uncertainty of recoverability                                                            6,687,796              --

     Adjustment for foreign tax rates                                                           179,498          41,322

     Other                                                                                           --          25,149
                                                                                             ----------        --------

                                                                                              1,301,940          (2,824)
                                                                                             ==========        ========
     Total income tax expense is made up of:

     Current taxation expense                                                                 1,354,766          17,775
     Future taxation expense                                                                    (52,826)        (20,599)
                                                                                             ----------        --------

                                                                                              1,301,940          (2,824)
                                                                                             ==========        ========

     The significant components of future income tax expense attributable to income from continuing operations for the years ended March 31, 2001 and 2000 are as follows:

     Future tax expense (exclusive of the effects of other components below)                    (52,826)        (20,599)

     Adjustments to future tax assets and liabilities
     for enacted changes in laws and rates                                                           --              --

     Increase (decrease) in beginning-of-the-year balance                                    ----------        --------
     of the valuation allowance for future tax assets                                           (52,826)        (20,599)
                                                                                             ==========        ========

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

10. INCOME TAX (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities as at March 31, 2001 and 2000 are presented below:

                                                                                           2001                   2000
                                                                                              $                      $
                                                                                       -------------------------------
     FUTURE TAX ASSETS:
     Accounts receivable principally due to
     allowance for doubtful accounts                                                     73,018                 77,436

     Inventories, principally due to allowance for obsolescence                         153,660                136,695

     Compensated absences, principally due to accrual for
     financial reporting purposes                                                       260,858                205,935

     Share issue costs                                                                       --                952,679

     Net operating loss carry forwards                                                       --                345,291

     Other                                                                               79,648                 13,304
                                                                                     ----------             ----------

     Total gross future tax assets                                                      567,184              1,731,340

     Less valuation allowance                                                                --               (952,679)
                                                                                     ----------             ----------

     Net future tax assets                                                              567,184                778,661
                                                                                     ==========             ==========


     Future tax liabilities:

     Plant and equipment, due to differences in depreciation                                 --                (85,077)
                                                                                     ----------             ----------
     Total future tax liability                                                              --                (85,077)
                                                                                     ==========             ==========


     When assessing how many future tax assets may be realized, management considers the likelihood that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Management considers the scheduled reversal of future tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the future tax asset, the Company will need to generate future taxable income. Based upon the level of historical taxable income and projections for future taxable income, management believes it is unlikely that the Company will realize the benefits of these deductible assets. The amount of the future tax asset

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

10. INCOME TAX (CONTINUED)

     considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

     At March 31, 2001, Brocker has operating losses which are available to offset future taxable income in New Zealand, subject to minimum continuity of shareholding tests.

11. RELATED PARTY TRANSACTIONS

     a) Directors of the Company have exercised stock options. The funds required to exercise these options have been loaned to the Directors by Brocker Technology Group (NZ) Limited.

          As at March 31, 2001 the amount  outstanding was $537,267,  ($540,115:
          2000). Interest of $13,284 ($17,066: 2000) was charged during the year. This balance is included in other receivables. The maximum amount outstanding during the year in respect of these loans was $606,284. Subsequent to year end, amounts owing by the Vice-Chairman of $190,399, have been repaid by way of share cancellation. The number of shares cancelled was equivalent to the loan balance divided by the market price on the day of cancellation.

          The loan to each Director is repayable on demand or within 30 days of the individual ceasing to be a Director of the Company or one of its subsidiaries. The beneficial ownership of the shares are held as security over the loan. The Company retains the right to either sell or cancel the shares to settle any outstanding amounts and the employee may not sell or transfer the shares prior to settlement of the amounts outstanding.

          All loans to directors and officers of the company are full recourse loans

     b) During the year to March 31, 2001 payments of $80,720 have been made to Chamberlain Hutchison the Company's Canadian-based legal advisor. During the prior year Andrew Chamberlain, a Principal/Partner of Chamberlain Hutchison, was appointed a Director of the Company.

     c) On the acquisition of Generic Technology Limited James Ah Koy, a Director and principal of Kelton Investments Limited, a shareholder of Generic, was appointed a Director of Brocker. During the year a payment of $1,493,325 was made to Kelton Investments Limited and Sami Holdings Limited in relation to this acquisition, and further payments are to be made as disclosed in Notes 3 and Sami Holding Limited 16.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

11. RELATED PARTY TRANSACTIONS (CONTINUED)

     d) During the prior year, Brocker provided an interest free short-term advance to the Vice-Chairman of the Company. The balance outstanding at March 31, 2000 was $4,230, but was fully repaid at 31 March 2001.

     e) A number of Brocker companies transact business with each other on a regular basis. These transactions are entered into on normal commercial terms, and are eliminated on consolidation. See Note 13 for Intersegment revenues.

     Unless otherwise stated the maximum amount outstanding during the year was the balance as at March 31, 2001 or March 31, 2000.

12. EMPLOYEE SHARE OWNERSHIP PLAN / LOANS TO EMPLOYEES

     In November 1996 Brocker established a plan to enable a number of senior management employees to acquire stock options in the Company. Brocker Technology Group (NZ) Limited has provided financial assistance to some of these employees to exercise the options offered.

     The loan to each employee is repayable on demand or within 30 days of the individual ceasing to be an employee of Brocker or one of its subsidiaries. The beneficial ownership of the shares are held as security over the loan. The Company retains the right to either sell or cancel the shares to settle any outstanding amounts, and the employee may not sell or transfer the shares prior to settlement of the amounts outstanding. The number of shares cancelled was equivalent to the loan balance divided by the market price on the day of cancellation.

     As at March 31, 2001 the amounts outstanding in respect of these shares amounted to $54,600 ($86,939: 2000) and is included within other receivables. Interest of $6,705 ($11,167: 2000) was charged on these loans during the year. These loans have been fully repaid by way of share cancellation subsequent to year end.

     The maximum amount outstanding during the year was $54,600 ($86,939: 2000)

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


13. SEGMENTED OPERATIONS

     Brocker operates in four geographical segments, New Zealand, Australia and the Pacific. The Canadian operations shown relate to administrative items only.

     The reporting of all business segments is consistent with those reported in the prior year, including Vendor Services and Application Hosting which have been renamed to better reflect the operations of the segments.

    ---------------------------------------------------------------------------------------------------------------------------
     2001         ($)                            Canada         New Zealand        Australia        Pacific         ($)  Total
    ---------------------------------------------------------------------------------------------------------------------------
     Sales                                             --        80,084,455        3,058,457       16,259,322       99,402,234
    ---------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)                            691,494)      (18,381,255)        (787,741)         551,215      (19,309,275)
    ---------------------------------------------------------------------------------------------------------------------------
     Depreciation & amortisation                  205,246         5,674,962          401,812          454,706        6,736,726
    ---------------------------------------------------------------------------------------------------------------------------
     Net interest expense                         (82,733)         (427,917)         264,990          283,995           38,335
    ---------------------------------------------------------------------------------------------------------------------------
     Identifiable assets                       10,226,379        16,964,688               --       22,470,553       49,661,620
    ---------------------------------------------------------------------------------------------------------------------------
     Capital asset expenditure                         --           283,289               --          483,658          766,947
    ---------------------------------------------------------------------------------------------------------------------------

    ---------------------------------------------------------------------------------------------------------------------------
     2000         ($)                            Canada         New Zealand        Australia        Pacific         ($)  Total
    ---------------------------------------------------------------------------------------------------------------------------
     Sales                                             --        86,182,388       49,471,791               --      135,654,179
    ---------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)                                 --        (1,000,852)         571,824               --         (429,028)
    ---------------------------------------------------------------------------------------------------------------------------
     Depreciation & amortisation                       --         1,615,994          166,489               --        1,782,483
    ---------------------------------------------------------------------------------------------------------------------------
     Net interest expense                         (67,056)          279,584          241,305               --          453,833
    ---------------------------------------------------------------------------------------------------------------------------
     Identifiable assets                        6,796,721        42,633,492       12,098,342               --       61,528,555
    ---------------------------------------------------------------------------------------------------------------------------
     Capital asset expenditure                         --           936,416          150,464               --        1,086,880
    ---------------------------------------------------------------------------------------------------------------------------


     Brocker is divided into four areas, representative of the industry segments it operates in:

     o Distribution and sale of computer and telecommunications hardware and software ("Vendor Services");

     o The hosting of client hardware and software services including the provision of technical support and services for the Technology Industry ("Application Hosting");

     o    Software    application    design   and   development    ("Application
          Development") ; and

     o    Provision   of   professional   consulting   services   ("Professional
          Services").

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

13. SEGMENTED OPERATIONS (CONTINUED)

     The corporate services operation shown relates to Brocker's administrative functions in New Zealand, Australia, and Canada.

   ---------------------------------------------------------------------------------------------------------------------------------
     2001   ($)                         Vendor        Application     Application     Professional     Corporate
                                       Services         Hosting       Development       Services        Services         ($)  Total
   ---------------------------------------------------------------------------------------------------------------------------------
     Sales                            75,495,933         979,046       3,374,708       19,527,422           25,125       99,402,234
   ---------------------------------------------------------------------------------------------------------------------------------
     Intersegment revenue                385,901        (212,626)             --         (106,413)         (66,862)              --
   ---------------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)                (1,311,119)       (995,185)     (3,420,285)         269,792      (13,852,478)     (19,309,275)
   ---------------------------------------------------------------------------------------------------------------------------------
     Depreciation & amortisation         760,782          55,551       1,430,307          511,497        3.978,589        6,736,726
   ---------------------------------------------------------------------------------------------------------------------------------
     Net interest expense                (67,933)         55,469         346,733          240,667         (536,601)          38,335
   ---------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets              21,865,108      (1,033,706)     (1,032,745)      20,248,657        9,614,306       49,661,620
   ---------------------------------------------------------------------------------------------------------------------------------
     Capital asset expenditure                --              --              --          483,658          283,289          766,947
   ---------------------------------------------------------------------------------------------------------------------------------

   ---------------------------------------------------------------------------------------------------------------------------------
     2000   ($)                         Vendor       Application     Application     Professional       Corporate
                                       Services        Hosting       Development       Services          Services       ($)  Total
   ---------------------------------------------------------------------------------------------------------------------------------
     Sales                           126,028,802      2,687,771       1,406,155       5,528,550            2,901       135,564,179
   ---------------------------------------------------------------------------------------------------------------------------------
     Intersegment revenue                673,636        (44,729)         (6,470)       (622,437)              --                --
   ---------------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)                 1,814,532       (154,154)     (1,108,803)       (664,677)        (315,926)         (429,028)
   ---------------------------------------------------------------------------------------------------------------------------------
     Depreciation & amortisation         142,913         50,341         552,218         366,206          670,805         1,782,483
   ---------------------------------------------------------------------------------------------------------------------------------
     Net interest expense                135,204         43,118         319,984         165,278         (209,751)          453,833
   ---------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets              39,882,005        667,427       1,536,333       2,193,936       17,248,854        61,528,555
   ---------------------------------------------------------------------------------------------------------------------------------
     Capital asset expenditure            81,880         43,455           9,326         548,342          403,877         1,086,880
   ---------------------------------------------------------------------------------------------------------------------------------

     During 2001 Brocker conducted business with a single customer that accounted for revenue of $29,601,536 ($23,098,677: 2000). This revenue was generated in New Zealand by the Vendor Services segment.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

14.  NOTES TO CASH FLOWS STATEMENT


RECONCILIATION OF NET PROFIT AND CASH FLOW FROM OPERATING ACTIVITIES

                                                         Note              2001              2000
                                                                              $                 $
                                                        ------------------------------------------
     Net Earnings for the year                                      (19,309,275)         (429,028)

     Add/(Less) non-cash items:
     Depreciation and amortisation                                    6,736,726         1,782,483
     Loss of associated company                                          27,290            83,180
     Minority interest                                                  133,764                --
     Loss on sale of capital assets                                          --           443,038
     Future taxation expense                                            (52,826)          (20,599)

     Impact of changes in working capital items:
     Decrease/(Increase) in accounts receivable
     and prepayments                                                 (3,682,396)          474,427
     Increase in taxation receivable                                  2,804,353          (236,427)
     Decrease/(Increase) in inventories                                 599,852        (6,144,101)
     (Decrease)/Increase in accounts payable,
      financing facility and accrued liabilities                      9,656,794        (1,435,425)
                                                                    -----------      ------------

     Net cash flow from operating activities                         (3,085,718)       (5,482,452)
                                                                    ===========      ============

15. FINANCIAL INSTRUMENTS

     Currency Risk

     The nature of activities and management policies with respect to financial instruments are as follows:

     i) Currency

          Brocker uses a very limited number of forward exchange contracts and currency options to hedge purchases of inventory in foreign currencies. The company's exchange rate commitments are intended to minimise the exposure to exchange rate movement risk on the cost of its products, and on the price it is able to sell those products to its customers. Brocker does not use foreign exchange instruments for trading or for any other purpose.


--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

15. FINANCIAL INSTRUMENTS (CONTINUED)

          No forward exchange contracts were entered into during the current financial year (nil: 2000).

     ii) Concentration of credit risk

          In the normal course of business, Brocker incurs credit risk from trade debtors and transactions with financial institutions. The company has a credit policy, which is used to manage the risk. As part of this policy, limits on exposure with counterparties have been set and are monitored on a regular basis. To allow for doubtful accounts anticipated bad debt losses have been provided for.

          Brocker has no significant concentrations of credit risk. The company does not consider that it requires any collateral or security to support financial instruments due to the quality of financial institutions and trade debtors.

     ii) Interest Rate Risk

          Brocker has adopted a policy of ensuring that its exposure to changes in interest rates is on a floating rate basis. The Company does not hedge against interest rate fluctuations.

     iv) Fair Values

          The fair values of Brocker's cash accounts and other receivables, bank indebtedness, accounts payable, accrued liabilities and lease obligations approximate their carrying values given their short term nature. The carrying value of the demand debenture and capital leases, as disclosed in note 8, also approximates their fair value.

16. COMMITMENTS

     a) Brocker Technology Group (NZ) Limited has entered into a number of acquisitions where the final acquisition price is dependent on the occurrence of future events. This contingent purchase price is calculated based on cash flow earned for a given period, and is settled by way of shares issued but held in escrow.

          Shares are released from escrow based on cash flows, as defined with each party, earned by the subsidiary over a varying number of years following acquisition, being the "earn-out" period.

--------------------------------------------------------------------------------
                                    [PHOTOS]
--------------------------------------------------------------------------------

                                    [PHOTOS]

FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

16. COMMITMENTS (CONTINUED)

     As at March 31, 2001 the following earn-outs were in existence.

       SUBSIDIARY             ACQUISITION PRICE AND EARN-OUT PROVISIONS
--------------------------------------------------------------------------------
Generic Technology Group
                              This  purchase  is to be  paid  by way of  issuing
                              1,393,770 common shares (valued at $3.99 each) with an additional 5,973,300 paid by cash over four equal instalments. As at March 31, 2001 the first instalment of $1,493,325 has been paid and a second instalment, due on October 13, 2001, has been accrued. The two final instalments are to be paid on June 30, 2002 and 2003, and are subject to achieving certain earn-out targets. An additional
                              350,000 shares are to be issued to Datec senior management, upon completion. The issue of these shares is currently subject of negotiation.

--------------------------------------------------------------------------------
Certus Consulting Limited
                              Certus Consulting Limited was purchased for $1,563,500. This consideration is being met by the issue of 223,357 shares at $7 each. As at March 31, 2001 these shares were still to be issued. The sale and purchase agreement provided a purchase price guarantee, the effect of which would, at the current share price, result in the issue of 2,605,833 shares. Brocker retains the right to settle this acquisition by way of cash payments equalling $1,563,500. Settlement is by way of four equal instalments, the first falling due on August 31, 2001. The final three being due on November, 30, 2001, February 28, 2002 and May 31, 2002.

--------------------------------------------------------------------------------
1 World Systems Limited
                              Shares to be held in escrow based on cash flow earned for the year ended March 31, 1999. Earn-out based on defined cash flow earned in financial years ended March 31, 2001 - 2002 (Note 3).


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FINANCIAL STATEMENTS

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16. COMMITMENTS (CONTINUED)

          The Directors using the latest information have estimated that under the earn-out agreements referred to in note 3, up to 2 million share (including those currently held in escrow) could be issued. The number of shares that will ultimately be issued is dependent upon the subsidiaries achieving their respective earn out criteria.

     b)   Brocker   companies  operate  from  leased  premises  and  have  other obligations under operating leases requiring annual repayments as follows:

          2001            $   681,426
          2002            $   435,506
          2003            $   185,716
          Thereafter      $   230,978

17.  CONTINGENT LIABILITIES

     In the general course of business disputes may arise with customers and other third parties. The Directors consider adequate provision has been made for all such instances.

     One specific dispute is between Datec (Fiji) Limited, a subsidiary of Generic Technology Limited, and the Fiji-based Colonial Bank. The dispute has arisen from Datec (Fiji) Limited seeking costs from Colonial Bank in relation to a stalled contract. Colonial Bank has counter-claimed FJD$2.6 million which the Directors consider is without merit, and will be vigorously defended. A provision for all anticipated costs in relation to this matter has been made.

18.  DISCONTINUTED OPERATIONS

     SEALCORP AUSTRALIA PTY LIMITED

     On February 15 2001, Brocker's internal audit division discovered the existence of a management fraud. On quantifying the loss a decision was made to immediately cease trading and receivers were appointed.

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FINANCIAL STATEMENTS

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18. DISCONTINUTED OPERATIONS (CONTINUED)

     The effect on Brocker's position as a result of the discontinued activities was:

     The Company had contributed revenue of $49,471,791 in 2000. Revenues and cost of sales have been excluded from the financial results for 2001 as a result of uncertainty in accurately determining these amounts. At balance date the company had a net deficit, included in the statement of financial position, of $580,000.

     SEALCORP COMPUTER PRODUCTS LIMITED

     The decision to appoint receivers as outlined above, adversely impacted on Sealcorp Computer Products Limited (Sealcorp Computer).

     As a consequence Sealcorp Computer ceased trading on February 28, 2001. Accordingly, Sealcorp Computer has entered into a managed wind down of its operations realising its assets and repaying liabilities.

     The effect on Brocker's position as a result of the discontinued activities was:

     Sealcorp Computer contributed $18,738,810 in revenue that contributed to $700,000 to the group operating loss for the year to 31 March 2001. Sealcorp Computer did not have any term assets or investments. The effect on the statement of financial position has been to reduce the amount of current assets and liabilities on hand at year end.

19. SUBSEQUENT EVENTS

     SHARE CONSOLIDATION

     Subsequent to year end Brocker's common shares were consolidated and began trading on this basis on the NASDAQ and Toronto Stock Exchanges on April 30, 2001.

     The share consolidation was completed on a one-for-four basis. After consolidation Brocker has 4,839,261 common shares. All outstanding options and other pending share transactions were adjusted accordingly.

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FINANCIAL STATEMENTS

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19. SUBSEQUENT EVENTS (CONTINUED)

     Restructuring Plan

     As part of a restructuring plan announced in February 2001, Brocker has completed the sale of two subsidiaries and surplus real estate as follows:

          (A) INDUSTRIAL COMMUNICATION SERVICES LIMITED Certain assets of this company were sold to Accord Customer Care Solutions Pty Limited ( Singapore ) on June 1, 2001 for $568,392 (NZD$865,000). A gain on sale of $199,612 has been included in the financial period subsequent to March 31, 2001.

          (B) POWERCALL TECHNOLOGIES LIMITED
          The company's call center assets were sold on May 7, 2001 for a price of NZD$8,000 and the business discontinued. This sale was at the carrying value of the assets sold.

     SALE OF SURPLUS LAND

     On April 20, 2001 the company sold 7,826m2 of land holdings at its premises in Auckland, New Zealand for $366,005 (NZD$557,000).

     The proceeds obtained from the above sales have been used for working capital and debt reduction.

     TERMINATION OF CONTRACT WITH TELECOM NEW ZEALAND

     Sealcorp Telecommunications Group Limited (STG) gave on June 12, 2001, one months notice to withdraw from its contract to distribute mobile phones for Telecom New Zealand Limited. This withdrawal was due to STG being unable to make economic returns under the existing contract terms. In the year to March 31, 2001 STG generated revenues of $54,998,707 (NZD$83,699,143).

     SALE OF EASY PC COMPUTER RENTAL LIMITED

     At the date of these accounts Brocker had entered into a Heads of Agreement to sell Easy PC Computer Rentals Limited. This Brocker subsidiary leases computer hardware and software to domestic and commercial clients on short and medium term contracts.

     FUNDING FACILITY

     Subsequent to March 31, 2001 and following the decision to withdraw from the distribution business Brocker terminated its funding arrangement with the National Bank of New Zealand. All indebtedness under the funding facility was repaid by July 2001.

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FINANCIAL STATEMENTS

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19. SUBSEQUENT EVENTS (CONTINUED)

     SALE OF PROPERTY

     Subsequent to year end Brocker placed its New Zealand head office property in Auckland on the market with the intention to sell. The property has a cost of $2,759,372 (NZD$4,314,215).

     EXTENSION OF WARRANTS

     Subsequent to year end Brocker announced that it has extended the expiry date of some outstanding Share Purchase Warrants from June 15, 2001 until June 15, 2002. A total of 346,500 Share Purchase Warrants with an exercise price of CDN $12.60 (on a consolidated basis) were issued as part of Brocker's Special Warrant private placement completed in December of 1999. Given the current market price, it was decided to extend the warrants for an additional year in order to increase the chances of their being exercised.

20. OTHER OPERATING EXPENSES AND INCOME

     Other operating expenses of $158,181,869 includes the following:           2001
                                                                                   $
                                                                          ----------
     Write down of amounts owing from Sealcorp Australia Pty Limited       4,271,415
     Impairment provision in relation to Highway Technologies Limited        842,993

     Costs accrued in relation to discontinuing operations                 2,600,000


     Other income is made up as follows:                                        2001              2000
                                                                                   $                 $
                                                                          ----------------------------
     Interest Received                                                     1,679,075           668,754
     Foreign Exchange Gain/(Loss)
      - realised                                                            (168,864)               --
      - unrealised                                                            48,420                --
                                                                          ----------          --------
                                                                           1,558,631           668,754
                                                                          ==========          ========


21. COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to confirm with current year presentation

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BOARD OF DIRECTORS

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CASEY O'BYRNE

- of Edmonton, Alberta has been Chairman of the Board since November 1998 and has been a member of the Board of Directors since Brocker's incorporation in November 1993. A graduate of the University of Cambrensis School of Law in the United Kingdom in 1984, Mr. O'Byrne has been practising law with the firm of Tarrabain, O'Byrne & Company in Edmonton, Alberta since 1990.

JAMES AH KOY

- of Suva, Fiji is the founder and Group Executive Chairman of the Kelton Group of Companies, which includes the Datec Group. He has sat on the boards of numerous private and public companies and Statutory Boards of Government. Mr. Ah Koy was awarded the OBE (Order of the British Empire) by Her Majesty Queen Elizabeth II in 1978. He has held the three portfolios in past Fijian governments: Minister for Commerce, Industry, Trade & Public Enterprises in 1994; Minister for Youth, Employment Opportunities and Sports in 1996; Minister of Finance in 1997-1999. He has also been Governor for Fiji on the World Bank, the Asian Development Bank, and IMF.

ANDREW CHAMBERLAIN

- of Edmonton, Alberta was appointed Company Secretary in November 1998 and was elected to the Board of Directors in December 1999. A graduate of the University of Alberta School of Law in 1984, Mr. Chamberlain has been practising law with the firm of Chamberlain Hutchison in Edmonton, Alberta since 1997.

DANIEL HACHEY

- of Toronto, Ontario has been a member of the Board of Directors since January 1998. Mr. Hachey is the Vice Chairman of Octagon Capital Corporation, prior to holding this position he was Senior Vice President and Director of Corporate Finance of HSBC James Capel Canada Inc.

RICHARD JUSTICE

- of Auckland, New Zealand is Chief Executive Officer of the Corporation and has been a member of the Board of Directors since September 1997. He was previously Brocker's Chief Financial Officer and Chief Operating Officer. Mr. Justice completed his Masters of Business Administration from Auckland University in 1990 and qualified as a chartered accountant in New Zealand in 1979.

MICHAEL RIDGWAY

- of Auckland, New Zealand is Vice Chairman of the Board and has been a member of the Board of Directors since December 1994. Prior to 1994, Mr. Ridgway was Managing Director of Sealcorp Computer Products Limited, a company he founded in 1987. Sealcorp was sold to Brocker in 1994 and Mr. Ridgway became CEO of Brocker
- a position he held until his move to Vice Chairman in February 2001.

ROBERT ROWELL

- of Calgary, Alberta joined the Board of Directors in June 2001. Mr. Rowell has a background in economics, insurance and financial consulting and has been actively involved in Brocker's investor relations and capital raising activities since 1996.

SENATOR ROBERT SINGER

- a New Jersey Senator since 1993, was elected to the Board of Directors in August 2000. Senator Singer has distinguished himself over almost 20 years of public service, during which time he has been instrumental in legislative accomplishments in the electronic, software, health, environment and energy sectors.

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CORPORATE INFORMATION

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MARKET INFORMATION

The Company's common stock is traded on the Toronto Stock Exchange under the symbol BKI, and on NASDAQ, under the symbol BTGL.


CORPORATE HEADQUARTERS

CANADA

Brocker Technology Group Ltd
2150 Scotia Place
Tower One, 10060 Jasper Avenue
Edmonton, Alberta T5J 3R8
Canada
Phone (+1) 780 429 1010


NEW ZEALAND

Brocker Technology Group (New Zealand) Ltd
17 Kahika Road
Beach Haven
Auckland
P O Box 99 - 222
Newmarket
New Zealand
Phone (+64) 9 481 9988


LEGAL COUNSEL - CANADA

Chamberlain Hutchison
1310 Merrill Lynch Tower
10205 - 101 Street
Edmonton, Alberta T5J 2Z2
Canada


LEGAL COUNSEL - USA

Ehrenreich, Eilenberg & Krause LLP
17th Floor, 11 East 44,
New York, NY, 10017
USA


TRANSFER AGENT
Computershare Trust Company of Canada
600, 530 8th Avenue, S.W, Calgary, Alberta
Canada T2P 3S8


INDEPENDENT AUDITORS

Deloitte Touche Tohmatsu
Deloitte House
8 Nelson Street
P O Box 33
Auckland
New Zealand


FOR MORE INFORMATION

Please  contact  Investor  Relations,  Brocker
Technology  Group Ltd, 3333 - 23
Street, N.E,
Calgary, Alberta T2E 6V8 or telephone 1 800 299 7823.


WEB SITE:
www.brockergroup.com

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